Exhibit 99.1

Isle of Capri Casinos, Inc. Announces Results for its Cash Tender Offer for

Any and All of its Outstanding 7.75% Senior Notes due 2019 and the Redemption of All Remaining 7.75% Senior Notes due 2019

St. Louis, Mo., April 14, 2015 - Isle of Capri Casinos, Inc. (Nasdaq: ISLE) (the “Company”) announced today the results of its previously announced cash tender offer (the “Tender Offer”) for any and all of its outstanding 7.75% Senior Notes due 2019 (the “2019 Notes”), which expired at 5:00 p.m., New York City time, on April 13, 2015,  (the “Expiration Time”).  As of the Expiration Time, a total of $237,832,000 principal amount of 2019 Notes had been validly tendered in the Tender Offer, which excludes $455,000 aggregate principal amount of 2019 Notes that remain subject to guaranteed delivery procedures.  The Company has accepted for purchase all of the 2019 Notes that were tendered and intends to pay the tender offer purchase price and settle the Tender Offer on April 14, 2015 (the “Settlement Date”).

In accordance with the terms of the Tender Offer, the Company will make a cash payment to all holders who validly tendered their 2019 Notes in the Tender Offer of $1,043.00 per $1,000 principal amount of 2019 Notes tendered, plus accrued interest thereon to, but not including, the settlement date for a total cash payment of approximately $250 million.  With respect to 2019 Notes accepted for purchase that were tendered and subsequently delivered in accordance with the guaranteed delivery procedures, such tendering holders will receive payment of the tender offer consideration for such accepted 2019 Notes on April 16, 2015, plus accrued interest thereon to, but not including the Settlement Date.  The Company will fund the payment for tendered and accepted notes with the net proceeds from its previously announced issuance and sale of $150 million aggregate principal amount of its 5.875% Senior Notes due 2021, as well as additional borrowings under its senior secured credit facility and cash on hand.

The Company further announced today that it will redeem all of its 2019 Notes that remain outstanding following the settlement of the Tender Offer.  U.S. Bank National Association, as trustee under the indenture governing the 2019 Notes, will send a notice of redemption on behalf of the Company to all holders of the 2019 Notes.  The redemption is scheduled to occur on May 14, 2015 (the “Redemption Date”).  In accordance with the terms of the indenture governing the 2019 Notes, the 2019 Notes will be redeemed at a redemption price of 103.875% of the principal amount thereof, plus accrued and unpaid interest, to, but not including, the Redemption Date.

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About Isle of Capri Casinos, Inc.

Isle of Capri Casinos, Inc. is a leading regional gaming and entertainment company dedicated to providing guests with exceptional experience at each of the casino properties that it owns and operates, primarily under the Isle and Lady Luck brands.  The Company currently owns and operates 15 gaming and entertainment facilities in Mississippi, Louisiana, Iowa, Missouri, Colorado, Pennsylvania and Florida. More information is available at the Company’s website, www.islecorp.com.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively, by various factors, including, without limitation, licensing and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

Contacts

For Isle of Capri Casinos, Inc.,
Eric L. Hausler, Chief Financial Officer- 314.813.9205
Jill Alexander, Senior Director Corporate Communication-314.813.9368

SOURCE Isle of Capri Casinos, Inc.